Exhibit 10.13

AMENDMENT TO THE CONSULTING AGREEMENT

CONSULTANT: Original Contract Date: Duration: Amendement No:	• Dr. Dalia Barsyte • January 01, 2009 • January 01, 2015 - December 31, 2015 • 07 (dated of January 30, 2015)

This amendment is issued:

1.	To extend the duration of the contact for one more year, whereas Protagenic Therapeutics Canada (2006) Inc. will pay the consultant as per following schedule and amount of work agreed:

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of January, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of February, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of March, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of April, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of May, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of June, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of July, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of August, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of September, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of October, 2015

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of November, 2015.

•	CA$ 1,000 (one thousand Canadian dollars) for 32 hours of work for the month of December, 2015.

2.	All other terms of the original contract shall remain unchanged.

PROTAGENIC THERAPEUTICS CANADA (2006) INC.

By:

Print Name:	Robert Ziroyan
Title:	President & Chief Operating Officer

Signature:	/s/ Robert Ziroyan

By: Dr. Dalia Barsyte

Print Name:	Dalia Barsyte

Signature:	/s/ Dalia Barsyte

Protagenic Therapeutics Canada (2006) Inc., 22 Elkhorn Drive, Suite 424, Toronto, Ontario, M2K 1J4, Canada;

e: infopti@protagenic.com, www.protagenic.com

1

CONSULTANT: EFFECTIVE DATE: TERMINATION DATE:	• Dr. Dalia Barsyte • January 01, 2009 • December 31, 2009

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the Business Terms Exhibit, the “Agreement”) made as of January 01, 2009 (the “Effective Date”) is between Protagenic Therapeutics Canada (2006) Inc., Corporation Number 660068- 9 a Ontario corporation with a office address at 2 Carlton Street, Suite No.1307, Toronto, Ontario, M5B 1J3, Canada (“PTCI”) and Dr. Dalia Barsyte having a home address at 149 Baker street, Stouffville, Ontario, L4A 1K6, Canada (Tel: 905.642.4616 (“Consultant”). PTCI desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide consulting services to PTCI, all as provided in this Agreement.

1.	Definitions. The following terms have the meanings set forth below:

1.1	“Business Terms Exhibit” means the business and financial terms applicable to the Consulting Services (as defined below) set forth in the attached exhibit, as may be amended from time to time by written agreement of the parties.

1.2	“Confidential Information” means any non-public scientific, technical, financial or business information possessed or obtained by, developed for or given to PTCI which is treated by PTCI as confidential or proprietary, whether or not labeled or identified as “Confidential”. Confidential Information will include, without limitation, information prepared in full or in part for PTCI by Consultant, Materials and Developments (defined below), the terms of this Agreement and information about or belonging to PTCI’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

1.3	“Developments” means concepts, inventions, know-how, techniques, improvements, writings, data, computer software, and Materials (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that result from the performance of the Consulting Services, and/or result from use of PTCI’s Confidential Information.

1.4	“Materials” means all materials furnished by PTCI, all materials developed by Consultant in connection with the Consulting Services, and any materials, the cost of which are reimbursed to Consultant by PTCI hereunder. Materials include, in the case of biological materials, all progeny and unmodified derivatives of those materials, and in the case of chemical materials, all analogs, formulations, mixtures and compositions of those materials.

1.5	“Term” means the term of this Agreement as set forth in the Business Terms Exhibit.

2.	Consulting Services. PTCI retains Consultant and Consultant agrees to provide consulting services to PTCI as it may from time to time reasonably request and as specified in the Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and PTCI prior to commencement of the changes.

3.	Consulting Relationship. Consultant agrees, as a condition of this Agreement, to the following terms:

Protagenic Therapeutics Inc., 2 Carlton Street, Suite 1307, Toronto, Ontario, M5B1J3, Canada;

e: infopti@protagenic.com, www.protagenic.com

3.1	Compliance.

a.	With Institution Policies. PTCI recognizes that if the Consultant becomes a faculty member at or employee of a university or hospital (“Institution”), then the Consultant is responsible for ensuring that any consulting agreement Consultant enters into with industry is not in conflict with the patent, consulting or other policies of Institution. If Consultant is required by Consultant’s Institution to disclose to it any proposed agreements with industry, Consultant has made that disclosure. If Institution’s prior approval of this Agreement is required by Institution policies, Consultant has obtained that approval.

b.	With Policies and Regulations. In performing the Consulting Services, Consultant will comply with all business conduct, regulatory, and health and safety guidelines or regulations established by PTCI or any governmental authority with respect to PTCI’s business.

c.	Absence of Debarment. Consultant represents that Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, either by the Health Canada or by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

3.2	Absence of Restrictions. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times so that they will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party (including, without limitation, Institution).

3.3	Confidential Information of Third Parties. The performance of the Consulting Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Consultant will not disclose to PTCI any confidential or proprietary information of any third parties.

3.4	Competitive Activities. During the Term, Consultant will not provide consulting services to any business or entity developing a product or sponsoring a project which competes with a product being developed or project being sponsored by PTCI for which Consultant is providing Consulting Services. For a period of twelve (12) months after the Term, Consultant will not provide services to any business or entity, other than PTCI, developing a product or sponsoring a project that is directly related to PTCI IP portfolio at the beginning of the Term. It will not be considered a competitive activity for Consultant to be a member of the faculty or staff of a university, college or other educational or non-profit research institution.

4.	Compensation. As full consideration for the Consulting Services rendered under this Agreement, PTCI agrees to pay Consultant and reimburse expenses as set forth in the Business Terms Exhibit.

5.	Developments.

5.1

Ownership. All Developments will be the exclusive property of PTCI. All Developments that are “Works Made for Hire” as defined both by the Canadian and the U.S. Copyright Act and other copyrightable works will be deemed, upon creation, to be assigned to PTCI. Consultant will promptly and fully disclose to PTCI all Developments. Consultant will keep and maintain

Protagenic Therapeutics Inc., 2 Carlton Street, Suite 1307, Toronto, Ontario, M5B1J3, Canada;

e: infopti@protagenic.com, www.protagenic.com

complete written records of all Developments and of all work or investigations done or carried out by Consultant. Consultant may keep one (1) copy of these records in Consultant’s files solely for reference purposes. Consultant assigns and agrees to assign to PTCI all of Consultant’s right, title and interest in and to any Developments. During and after the Term, Consultant will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of PTCI and at PTCI’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as PTCI will reasonably request, in order to perfect and enforce PTCI’s rights in the Developments. Consultant appoints PTCI its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so.

5.2	Agreement with Institution. This Agreement is made subject to the understanding that Consultant, if becoming an affiliated with an Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work. It is further understood that Consultant may have signed an agreement concerning inventions with Institution, under which Consultant may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Consultant’s work at or for Institution or from Consultant’s use of certain of its facilities or intellectual property. In performing the Consulting Services, Consultant agrees not to utilize Institution facilities or intellectual property if the result of that use is that any Development will not be assignable solely to PTCI.

5.3	Work at Third Party Facilities. Unless covered by an appropriate agreement between any third party and PTCI, Consultant will not engage in any activities or use any third party facilities or intellectual property in performing the Consulting Services which could result in claims of ownership to any Developments being made by a third party.

6.	Confidentiality; Publication.

6.1	Confidentiality. During the Term and for a period of five (5) years thereafter, Consultant will not publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, any Confidential Information. Consultant will exercise all reasonable precautions to physically protect the confidentiality of the Confidential Information. Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to PTCI. The obligations of non-disclosure will not apply to information which (a) was known to Consultant at the time it was disclosed, other than by previous disclosure by PTCI, as evidenced by Consultant’s written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; or (c) is lawfully and in good faith made available to Consultant by a third party who did not derive it, directly or indirectly, from PTCI.

6.2	Publication. Consultant agrees to submit to PTCI a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contain information or any discussion relating to PTCI or the Consulting Services, at least thirty (30) days prior to submission for publication or disclosure, to enable PTCI to determine if patentable Developments or any Confidential Information of PTCI would be disclosed. Consultant will cooperate with PTCI in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by PTCI, and will assist PTCI in filing for patent protection for any patentable Developments described in those documents, prior to publication or other disclosure.

7.	Expiration/Termination.

Protagenic Therapeutics Inc., 2 Carlton Street, Suite 1307, Toronto, Ontario, M5B1J3, Canada;

e: infopti@protagenic.com, www.protagenic.com

7.1	Term. This Agreement will commence on the Effective Date and continue for the Term, unless sooner terminated pursuant to the express terms of this Section 7 or extended by mutual written agreement of the parties.

7.2	Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by that party of written notice of the breach.

7.3	Termination by PTCI. Either party may terminate this Agreement (a) immediately at any time upon written notice to the other party in the event of a breach of this Agreement by the other party which cannot be cured (i.e. breach of the confidentiality obligations) and/or (b) at any time without cause upon not less than fifteen (15) days’ prior written notice to the other party.

7.4	Effect of Expiration/Termination. Upon expiration or termination, neither PTCI nor Consultant will have any further obligations under this Agreement, except (a) the liabilities accrued through the date of expiration or termination, and (b) the terms and obligations under sections 1, 3.4, 5, 6, 7.4 and 8, will survive. Upon expiration or termination, and in any case upon PTCI’s request, Consultant will promptly return to PTCI all Confidential Information and copies thereof, except for one (1) copy which Consultant may retain solely for archival purposes.

8.	Miscellaneous.

8.1	Independent Consultant; Taxes.

a.	Independent Consultant. All Consulting Services will be rendered by Consultant as an independent Consultant and this Agreement does not create an employer-employee relationship between PTCI and Consultant. Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular PTCI employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, agent or officer with or of PTCI.

b.	Taxes. Consultant will pay all required taxes on Consultant’s income from PTCI under this Agreement. Consultant will provide PTCI with Consultant’s taxpayer Identification Number or Social Insurance number, as applicable.

8.2	Use of Name. Consultant consents to the use by PTCI of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that the materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to PTCI.

8.3	Notices. All notices must be written and sent to the address or facsimile number identified in this Agreement or a subsequent notice. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or as stated in the notice. Notices to PTCI must be marked “Attention: Director/President and/or Operations Manager”.

8.4	Assignment. This Agreement is a personal services agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except that PTCI may assign this Agreement, in whole or in part, to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of its business to which this Agreement relates.

Protagenic Therapeutics Inc., 2 Carlton Street, Suite 1307, Toronto, Ontario, M5B1J3, Canada;

e: infopti@protagenic.com, www.protagenic.com

8.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between PTCI and Consultant.

8.6	No Modification. This Agreement may be changed only by a writing signed by both parties.

8.7	Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable as a result of any other provision(s) being held to be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid, unenforceable or too broad, that provision will be appropriately limited and reformed to the maximum extent permitted by applicable law.

8.8	Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario, Canada, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the Province of Ontario (or, if appropriate, a provincial court located within the Province of Ontario), and PTCI and Consultant each consents to the jurisdiction of such a court.

8.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PROTAGENIC THERAPEUTICS CANADA (2006) INC.

By: President and Operations Manager

Print Name:	Robert Ziroyan

Signature:	/s/ Robert Ziroyan

Title:

Dr. Dalia Barsyte

Print Name:	Dalia Barsyte

Signature:	/s/ Dalia Barsyte

Protagenic Therapeutics Inc., 2 Carlton Street, Suite 1307, Toronto, Ontario, M5B1J3, Canada;

e: infopti@protagenic.com, www.protagenic.com

BUSINESS TERMS EXHIBIT

Consulting Agreement with Dalia Barsyte

1. Scope of Work/Duties and Responsibilities

Under the direct supervision of the PTI Chief Scientific Officer and indirect supervision of PTI/PTCI Directors and President the Consultant will be responsible for:

Design and oversee the development of assay for measuring TCAP, Radioimmunoassay design the RIA assay and procure reagents

standardize the assay

validate on tissues and/or biological fluids

evaluate precision and accuracy

Radioligand binding assays and in vivo radioADME performed by InvivoPharm

Organize assays and follow progress

Initial evaluation of TCAP pharmacokinetics

Complete pharmacokinetic analysis for IV and SC K37 TCAP and TCAP

Generate a report on pharmacokinetic parameters

Initial evaluation of TCAP exposure biomarker assay through CRO identification and evaluation of suitable timepoints for biomarker assessment provide samples and follow progress

Oversee monoclonal antibody production through CRO

testing of the antibody clones

evaluation for sandwich ELISA

Peptide synthesis and formulation development

organize synthesis and follow progress

schedule initial in vitro screening experiments

coordinate assay schedule with Behavioral Studies Consultant and CSO oversee formulation development

Ensure that all new formulations comply with clinical guidelines

Consult with CSO regarding coordination of manufacture of peptides with formulation of peptides

Coordinate development of receptor assays with CSO

Evaluate data from the biological assays

Consult with the CSO regarding results and their significance

Consult with the CSO and advisory board regarding clinical assays and future development

Direct activities of one technician involved in carrying out assays

Prepare summaries, presentations and study reports for the in house studies.

Prepare budgets associated with supervised activities.

Liase with CSO regarding coordination of CRO’s associated with ADME and PK analyses.

2. Accountability and Reporting

The Consultant will be accountable to the PTI Chief Scientific Officer.

3. Compensation

As full compensation for the Consulting Services PTCI will pay the Consultant monthly, as per following schedule and amount of worked agreed:

1.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Jan 2009;

Protagenic Therapeutics Inc., 2 Carlton Street, Suite 1307, Toronto, Ontario, M5B1J3, Canada;

e: infopti@protagenic.com, www.protagenic.com

2.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Feb 2009;

3.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Mar 2009;

4.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Apr 2009;

5.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of May 2009;

6.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Jun 2009;

7.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Jul 2009;

8.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Aug 2009;

9.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Sep 2009;

10.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Oct 2009;

11.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Nov 2009;

12.	$ 4,000 (four thousand dollars) per 128 hours of work for the month of Dec 2009;

•	Amounts due under the Agreement will be payable no later than thirty (30) days from PTCI’s receipt and acceptance by President and/or Operations Manager of a written invoice with an expense report and accompanying supporting documentation (if necessary). Total payment to be made under this contract should not exceed CA$ 48,000 (forty eight thousand dollars).

4. Term

This Agreement will be for a term of one year (12 months), ending December 31, 2009, beginning on the Effective Date (the “Term”), and may be extended for additional periods, at PTCI’s option and with Consultant’s consent.

Protagenic Therapeutics Inc., 2 Carlton Street, Suite 1307, Toronto, Ontario, M5B1J3, Canada;

e: infopti@protagenic.com, www.protagenic.com